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 October 15, 1996

Mr. Joseph B. Parsons
37 Hemlock Trail
Trumbull, Connecticut  06611

    RE:  EMPLOYMENT AGREEMENT

Dear Joe:

    On behalf of The Donna Karan Company (the "Company"), a New York partnership, I am pleased to confirm your employment with the Company on the terms set forth in this letter. If you agree with the following terms, please sign a copy of this letter and return it to me.

1. You agree to be employed by the Company as its Executive Vice President and Chief Financial Officer. You will also serve as Chief Financial Officer of Donna Karan International, Inc. You agree to perform such duties as are customary for such positions, including assisting in the day-to-day business operations of the Company and its Affiliates as hereinafter defined, and such executive duties as may, from time-to-time, be assigned by the President and Chief Operating Officer of the Company or such other senior officer designated by the Board of Directors. You will report to the President and Chief Operating Officer of the Company or such other senior officer designated by the Board of Directors and you agree to devote all of your normal working time and efforts to the performance of your duties in these positions. "Affiliates" shall mean all companies or entities which the Company directly or indirectly controls, is controlled by, or is under common control with.

                  Your salary for your services under this Agreement will be as follows: a base salary at the rate of $300,000 per year payable pursuant to the Company's standard payroll policies as in effect from time-to-time.

                  The base salary shall be reviewed annually and shall be subject to increase, if any, in the discretion of the Company.

           You shall receive a bonus for each calendar year of employment, which bonus shall be determined in accordance with the Company's Incentive Compensation Plan. The target amount of such bonus under such Incentive Compensation Plan shall be 50% of your annual base salary; provided, however, that in 1996, your bonus shall not be less than $140,000 and shall be paid as set forth in paragraph 4 of this Agreement.

2. You will be entitled to paid vacations aggregating to four weeks per year to be taken at times reasonably acceptable to the President and Chief Operating Officer of the Company. You will be eligible to participate in the Company's retirement, medical and any other benefit plans as may be established from time to time and applicable to senior executives generally. In addition, you will be

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           entitled to an allowance under the Company's wear test program at the rate of $10,000 per year and a car allowance of $1,200 per month, plus monthly parking expenses.

3. Your employment under this Agreement will commence on the date hereof and will continue in effect until terminated by either of us by written notice to the other as provided below. This Agreement shall remain in effect for as long as necessary to the enforcement of the rights and obligations set forth herein.

4. If during your employment under this Agreement and prior to September 1, 1997 you determine to relocate to the New York City area:

                   The Company agrees to pay for the following relocation and other expenses:

i) The reasonable actual closing costs incurred by you in selling your existing home.

ii) Competitive points and the reasonable actual closing costs incurred by you for the purchase of a new home.

iii) Actual moving costs incurred by you based upon at least two competitive bids to be approved by the Company in advance.

iv) With regard to any of the foregoing reimbursed relocation expenses that are taxable to you, the Company shall reimburse you not only for such relocation expenses but also an additional amount (the "Additional Amount") such that after paying federal, state and local income and payroll taxes on the reimbursed relocation expenses and the Additional Amount, you will be in the same economic position as you would have been in had such taxes not applied. Such reimbursement of relocation expenses shall be consistent with the policy memorandum previously discussed by us.


                   In connection with such relocation, the Company agrees to provide you with a bonus advance of $140,000, which amount shall be credited


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                   against your bonus payable for 1996.  This bonus advance
                   shall be paid at the earlier of (i) the date of the closing of your new home and (ii) the date on which 1996 bonuses shall be paid to the executives of the Company in accordance with the Company's Incentive Compensation Plan.

                   Relocation expenses shall be reimbursed to you upon submission and approval of written statements and bills in accordance with the then regular procedures of the Company.

                   If you provide notice of termination of your employment to the Company other than for "Good Reason", as defined below, within 12 months following your relocation, you agree to return to the Company payment of the reimbursed relocation expenses and, to the extent that payment has not been made to the Internal Revenue Service, the Additional Amount. The Company shall be entitled to offset any amounts owed to you by the Company against such amounts to be repaid by you.


5.         TERMINATION IN GENERAL.

                   Your employment under this Agreement may be terminated by either of us on not less than two months prior written notice to the other, except that, in the case of termination of your employment for cause, as defined below, no prior notice need be given. You or the Company may waive the right to such notice in writing. In the event of termination of your employment hereunder as of any date ("Termination Date"), the rights and obligations of the parties hereto
                   (the "Parties") in respect of such termination of your employment shall be as set forth below.

                   TERMINATION WITHOUT CAUSE.

                   In consideration for your commitments set forth herein, we agree that, if we terminate your employment hereunder without cause as of any date, we will pay you a sum ("Severance Pay") as hereafter provided, together with any unpaid salary, and other accrued benefits which you are entitled to on the Termination


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                  Date. In exchange for these payments, you will execute
                  an appropriate release to the Company of all claims arising out of or relating to your employment under this Agreement, and/or the termination thereof.

ii) As used in this Agreement, "cause" shall mean (A) repeated neglect of your duties if you have failed to attend to those duties within ten (10) business days after written notice from the Company, (B) your commission of (x) an act constituting fraud, or (y) a felony, or (z) any other dishonest act intended to enrich you at the expense of the Company or any of its Affiliates, (C) gross negligence in the performance of your duties resulting in material harm to the Company or any of its Affiliates, (D) any other material breach of the terms of this Agreement after written notice from the Company and ten (10) business days to correct same.

iii) The Severance Pay, if payable hereunder, will be in an amount equal to the total of (a) your then current annual salary and
                  (b) the bonus which you earned during the last fiscal year of the Company which ended prior to the Termination Date; provided, however, that if the Company terminates your employment hereunder without cause prior to the determination and payment of your 1996 bonus, the amount in clause (b) shall be equal to $150,000. The Severance Pay will be payable to you according to the regular payroll practices of the Company commencing one month after the Termination Date.

     c)    GOOD REASON.

           In the event that either the Company or Donna Karan International, Inc. reduces your title, or materially reduces your authority, in either case without your consent or that the Company otherwise breaches this Agreement resulting in any material harm to you, then, following written notice to the Company giving the Company ten
           (10) business days to correct same, you shall be entitled to terminate your employment, and such termination


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           shall be treated as a termination by the Company without cause, as described in subparagraph (b) above.

     d)    DEATH.

           If you shall die during the term of this Agreement, the Company shall immediately pay your estate any salary and other amounts which had accrued but were unpaid as of the date of your death, and for a period of six months after your death shall continue to pay your estate all compensation which would otherwise be payable to you pursuant to this Agreement. The Company may elect to purchase an insurance policy on your life and to pay the premiums thereon, of which policy your estate will be the named beneficiary. If the Company so elects, you will cooperate in the Company's efforts to obtain such a policy. To the extent that the Company designates such policy in writing as pertaining to the Company's obligations under this paragraph and your estate receives the proceeds of such policy, such proceeds will be credited against the Company's obligations to you pursuant to this paragraph. This provision is in addition to, and shall not affect, any rights you may have to death or other benefits under any employee benefit or retirement plan of the Company in which you may from time-to-time be a participant.

     e)    DISABILITY.

           If you are unable to perform your duties by reason of disability, illness or accidental cause, the compensation otherwise payable to you shall remain in full force and effect for a period of up to 90 days. If you are unable to perform your duties by reason of disability, illness or accidental cause for a period of more than 90 consecutive days, or more than 90 days, whether or not consecutive, in any 365-period, the compensation otherwise payable to you during such period shall be discontinued for any portion of such period in excess of 90 days, and the Company at its option may at any time after such period terminate your employment under this Agreement at once upon written notice to you and, in the event of such termination of employment, you will not be entitled to the Severance Pay referred to above. You will be entitled to your share of any bonus for the year of such termination pro-rated for that portion of the calendar year during which you were not disabled, plus 90 days.

1. Upon the termination of your employment under this Agreement for any reason, you agree that, for a period of 6 months from the date of such termination, you will not hire,


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          engage or retain, or become employed by or a consultant to, or have any interest in, any firm or company that hires, engages or retains
          (a) any designers of the Company or any of its Affiliates or any person who held the position of Vice President (or any equivalent or superior position) at the Company or of any of its Affiliates, or any person who acted as one of the Company's or any of its Affiliates' outside consultants, at the time of your termination of employment or within the six-month period prior thereto, or (b) any person or company that supplied piece goods or designs to, or that manufactured or sold apparel to, the Company or any of its Affiliates during the 12-month period prior to such termination.

2. As Executive Vice President and Chief Financial Officer, you will learn of non-public, confidential business, personal and other information and trade secrets of the Company and their Affiliates and their respective personnel. You agree, both during the term of your employment under this Agreement and after its termination, that you will not use or disclose any such confidential information except in the ordinary course of your duties or as authorized in advance by the Company in writing.

3. Any dispute arising out of, or in any manner relating to, the termination of your employment under this Agreement shall be resolved in arbitration before a panel of three arbitrators before the American Arbitration Association in the City of New York according to its then existing commercial rules and regulations. The parties agree that in any such arbitration, the arbitrators shall not have the power to reform or modify this Agreement in any way and to that extent their powers are so limited. The determination of the arbitrators shall be final and binding on the parties hereto and judgment thereon may be entered in any court of competent jurisdiction. Except as required by law, neither the Company nor you shall issue any press release or make any statement which is reasonably foreseeable to become public with respect to any arbitration or dispute between the parties without receiving the prior written consent of the other party to the content of such press release or statement.

4. This Agreement shall be deemed entered into in the State of New York and shall be governed in all respects by the laws of New York applicable to agreements made and wholly to be performed there, without giving effect to conflicts of law principles.

5. This Agreement represents our entire understanding relating to the subject matter hereof and it may not be amended, terminated or discharged orally.


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6.        Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered by hand or by telecopy against receipt to the party to whom it is to be given at the address of such party set forth in this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this paragraph 11). Notice to your estate shall be sufficient if addressed to you as provided in this paragraph.
          Any notice or other communication given by certified mail shall be deemed given three days after the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof.

7. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing, signed by the party giving the waiver.

8. Your rights and obligations hereunder shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance, or the claims of your creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of you and your heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

9. If any provision of this Agreement or any part thereof is found to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or remaining part thereof, which shall be given full effect without regard to the invalid or unenforceable part thereof, or the validity or enforceability of this Agreement.

10. You warrant that you are free to enter into and perform this Agreement.



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If the foregoing is correct, please sign and return to us a copy of this letter which when signed shall constitute a binding agreement.

                             Very truly yours,

                             THE DONNA KARAN COMPANY



                             By:  /S/  Stephen L. Ruzow
                                  ---------------------------
                                  Stephen L. Ruzow, President



Agreed To:


       /S/ Joseph B. Parsons
       --------------------------
       Joseph B. Parsons





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